Exhibit 99.1

September 23, 2008                                                                                                       FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS AUGUST 2008 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“We are in the process of witnessing the worst global financial crisis since 1973-1974,” said Chairman and CEO Thomas A. James. “Fortunately, led by Secretary Paulson and Federal Reserve Chairman Bernanke and their staffs, who have been working around-the-clock, a proactive series of responses have been initiated, including the sale of Bear Stearns, arranging bailouts for Fannie Mae and Freddie Mac, a facilitated bankruptcy of Lehman Brothers, an $85 billion loan to AIG and now a proposal to purchase $500 billion to $1 trillion of illiquid mortgages from ailing financial institutions on a basis which hasn’t been fully described as yet.
“The latter action,” said James, “was precipitated by last week’s bear raid on Morgan Stanley and Goldman Sachs, a run on various money market funds and a general lack of credit availability for credit-worthy corporations of all types.
“On Sunday night, Morgan Stanley and Goldman Sachs announced plans to convert their industrial savings banks to national banks and to be regulated by the Fed under the bank holding company acts, which was happening anyway given their access to the Fed window. In short, fear and consequent lack of confidence by the public, here and abroad, threatened the viability of the global financial system,” James continued.
“Although our financial regulators have been criticized for apparent inconsistent responsive actions, in fairness, they appear to have taken appropriate actions in light of the rapidly deteriorating environment. In my view, in spite of the criticism of some financial ‘experts,’ journalists and political leaders, nothing short of these actions would have prevented a system meltdown and additional actions may be required to navigate through these turbulent, uncharted waters,” said James.
“Under the circumstances, the statistics reported herein are very good, but the evidence that the industry’s and Raymond James Financial’s results are being impacted has become very clear. Private Client Group revenues and profits are declining as investors are understandably more concerned about safety of principal and limiting their losses, rather than growing their portfolios.
“Lack of underwriting revenues and merger and acquisition fees continue to impact Capital Markets results, but Fixed Income results in August, at least partially, offset those declines. Market value erosion and a flight to safety continue to restrict normal growth in the Asset Management Group in spite of the excellent results compiled by our portfolio managers. Fortunately, Raymond James Bank’s growth in loans and deposits is offsetting most of the decline in revenues and profits of the other segments.
“In summary,” said James, “conditions worsened in August and continue to do so in September. I remain hopeful that recent governmental actions will calm the markets and the financial markets will improve during fiscal 2009. As the financial system becomes more stable, market volatility will abate and business levels at Raymond James should resume more normal rates of growth.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,900 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $211 billion, of which approximately $36.1 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, adequacy of loan loss provisions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2007 annual report on Form 10-K and quarterly report ended June 30, 2008 on Form 10-Q, which are available on raymondjames.com and sec.gov.

	August 2008	August 2007	July 2008
	(21 business days)	(23 business days)	(22 business days)

Securities commissions/fees (1)	$ 139.8 mil.	$155.1 mil.	$ 154.7 mil.

Assets under management (2)	$ 36.1 bil.	$36.0 bil.	$ 35.5 bil.

# of managed/co-managed underwritings (3)	3	4	4

Total customer assets under administration	$ 211.3 bil.	$206.6 bil.	$ 210.0 bil.

Raymond James Bank total assets (4)	$ 8.6 bil.	$6.1 bil.	$ 8.6 bil.

Raymond James Bank total loans, net	$ 7.0 bil.	$ 4.2 bil.	$ 6.8 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, thus increasing the company’s net interest earnings.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.